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                                                                   EXHIBIT 99.2

                                [MHM LETTERHEAD]





CONTACT:          Michael S. Pinkert
                  President and Chief Executive Officer
                  703/749-4610

FOR IMMEDIATE RELEASE

               MHM SERVICES, INC. SUBSIDIARY SECURES $4.0 MILLION
                             LINE OF CREDIT TO FUND
                      GROWING PRACTICE MANAGEMENT BUSINESS

Vienna, VA, March 21, 1997 -- A subsidiary of MHM Services, Inc. (AMEX:MHM) has entered into a new $4,000,000 revolving credit facility with an affiliate of Bethesda, Maryland-based commercial lender Healthcare Financial Partners (NASDAQ:HCFP). The MHM subsidiary -- MHM Extended Care Services, Inc. -intends to use the facility for working capital purposes and to fund continued expansion of its growing business of delivering on-site specialized healthcare services to institutions such as nursing homes, schools and prisons.

The facility, which bears interest at prime plus 2.25%, is secured by accounts receivable and expires in March 1999. The amount of credit available fluctuates based on the amount of qualified accounts receivable.

MHM's President and CEO, Michael S. Pinkert, said, "This financing will help our extended care services operations take advantage of the opportunities we see in the burgeoning field of non-physician practice management. We anticipate using the funds for both internal growth and acquisitions. Our growth strategy involves acquiring organizations that specialize in delivering a range of on-site specialized healthcare services to long-term care facilities, prisons and schools. These specialties include behavioral health, dentistry, podiatry and optometry. We seek to add value by improving service delivery, enhancing operating efficiencies, and combining administrative functions of these non-physician practices."

MHM Extended Care Services, Inc. based in Vienna, Virginia, provides sub-acute medical and behavioral health services via practice management of non-physician medical specialties. The Company serves more than 655 extended care facilities, nursing homes, assisted living centers, and other adult community

                                     -more-


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living institutions in 10 states and is a leader in the privatization of programs to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry. MHM also provides a range of management services for schools and dialysis centers.

This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this release, including the use of available cash resources to fund continued operating losses, the amount and timing of receipt of government reimbursement and the resolution of claim reviews, an adverse decision in the Company's suit against MEDIQ, risks associated with industry consolidation and acquisitions, the need to manage growth, the possible need to use the net cash proceeds from the sale of freestanding facilities for the retirement of certain indebtedness, competition and satisfaction of certain conditions to completion of the sale of the freestanding facilities. For additional information, please refer to the Company's filings with the Securities and Exchange Commission.

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